EXHIBIT 10.23
NON-QUALIFIED
STOCK OPTION AGREEMENT
UNDER THE RENT-A-CENTER, INC.
2006 LONG-TERM INCENTIVE PLAN
     THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into on October 2, 2006 (the “Grant Date”), by and between RENT-A-CENTER, INC., a Delaware corporation (the “Company”), and MARK E. SPEESE (the “Optionee”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “Plan”) and the employment agreement made by the Company and the Optionee of even date herewith (the “Employment Agreement”), the Company desires to grant to the Optionee, and the Optionee desires to accept, an option to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon the terms and conditions set forth in this Agreement and the Plan.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:
     1. Grant & Tax Status. The Company hereby grants to the Optionee an option to purchase up to seventy thousand (70,000) shares of Common Stock, at a purchase price of $29.29 per share pursuant to the Plan. This option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
     2. Term. Unless sooner terminated in accordance herewith or the Plan, this option will automatically expire on the tenth anniversary of the date hereof.
     3. Vesting. This option shall be fully vested and exercisable at all times prior to its expiration, provided, however, that, in accordance with Section 4, transfer restrictions may apply to Common Stock acquired upon the exercise of this option.
     4. Transfer Restrictions.
          (a) Non-Transferability of Option. This option may not be assigned or transferred except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner prescribed or approved for this purpose by the compensation committee of the Company’s board of directors (the “Committee”) or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution. During the Optionee’s lifetime, this option may be exercised only by the Optionee or the Optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit the inter vivos transfer of this option by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.

          (b) Restrictions on Transfer of Option Shares. Until the expiration of the Restricted Period, the Optionee may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or otherwise dispose of (whether by operation of law or otherwise) any shares of Common Stock acquired upon the exercise of this option, and such shares will not be subject to execution, attachment or similar process. Any such sale or transfer, or purported sale or transfer, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions. If this option is exercised during the Restricted Period, then (1) until the expiration of the Restricted Period, (A) the Optionee will be treated as the owner of record of the shares of Common Stock acquired upon such exercise (the “Restricted Shares”), and (B) the Company will hold the share certificates for safekeeping, or otherwise retain the Restricted Shares in uncertificated book entry form until the expiration of the Restriction Period, and any share certificates (or electronic delivery) representing such Restricted Shares will include a legend to the effect that the shares are subject to the transfer restrictions set forth above, and (2) upon the expiration of the Restricted Period, the Company will deliver a share certificate for such shares to the Optionee (or, if applicable, the Optionee’s beneficiary), or deliver such shares electronically or in certificate form to a broker designated by the Optionee (or, if applicable, the Optionee’s beneficiary), free and clear of the above restrictions.
          (c) Definition of Restricted Period. For the purposes of this Agreement, the term “Restricted Period” shall mean the period beginning on the date hereof and ending on the earliest of (1) December 31, 2009 (or such earlier date as the Committee, acting in its discretion, may specify), (2) the termination of the Optionee’s employment by the Company without “cause” or by the Optionee for “good reason” (as such terms are defined in the Employment Agreement), (3) the day preceding the consummation of a “change in control” (within the meaning of the Employment Agreement), (4) the date the Optionee’s employment is terminated due to “disability” (as defined in the Employment Agreement), and (5) the date of the Optionee’s death.
     5. Termination of Employment or other Service.
          (a) If the Optionee’s employment or other service with the Company or its subsidiaries is terminated due to the Optionee’s death or “disability,” or if the Optionee dies after termination of employment and before this option expires, then this option shall remain exercisable by the Optionee (or, in the event of death, the Optionee’s designated beneficiary or, if no designated beneficiary survives the Optionee, by the person or persons to whom the Optionee’s rights under this option shall pass pursuant to the Optionee’s will or by the laws of descent and distribution, whichever is applicable) during the twelve (12) month period following the date of termination (or later death, as the case may be) but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate.
          (b) If the Optionee’s employment or other service with the Company or its affiliates terminates for any reason other than those set forth in Section 5(a) above, then this option shall remain exercisable by the Optionee during the three (3) month period following the date of termination (or until one year from the Optionee’s death if the Optionee dies during such three-month period), but in no event after expiration of the stated term hereof and, to the extent not exercised during such three-month (or, if applicable, one-year) period, shall thereupon terminate.

     6. Method of Exercise. This option may be exercised by transmitting to the Secretary of the Company (or such other person designated by the Committee) a written notice identifying the option being exercised and specifying the number of shares being purchased, together with payment of the exercise price and the amount of the applicable tax withholding obligations (unless other arrangements are made for the payment of such exercise price and/or the satisfaction of such withholding obligations). The exercise price and withholding obligation may be paid in whole or in part in cash or by check or, following the expiration of the Restricted Period, (a) by means of a cashless exercise procedure to the extent permitted by law, (b) if permitted by the Committee, by the surrender of previously-owned shares of Common Stock (to the extent of the fair market value thereof), and/ or (c) subject to applicable law, by any other form of consideration deemed appropriate by the Committee.
     7. Stockholder Rights. No shares of Common Stock will be issued in respect of the exercise of this option until payment of the exercise price and the applicable tax withholding obligations have been made or arranged to the satisfaction of the Company. The holder of this option shall have no rights as a stockholder with respect to any shares of Common Stock covered by this option until the shares of Common Stock are issued pursuant to the exercise of this option. Shares acquired upon the exercise of this option before the end of the Restricted Period will be subject to the terms and conditions of Section 4(b).
     8. Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to this option unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed. The Company may prevent or delay the exercise of this option if and to the extent the Company deems necessary or advisable in order to avoid a violation of applicable law or its own policies regarding the purchase and sale of Common Stock. If, during the period of any such ban or delay, the term of this option would expire, then the term of this option will be extended for thirty (30) days after the Company removes the restriction against exercise.
     9. Transfer Orders; Legends. All certificates for shares of Common Stock delivered under this option shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
     10. No Rights Conferred. Nothing contained in the Plan or this Agreement shall confer upon the Optionee any right with respect to the continuation of his employment or other service with the Company or its subsidiaries or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Optionee’s employment or other service.

     11. Obligation to Execute and Return Agreement. This Agreement shall be null and void and no option shall be granted hereby in the event the Optionee shall fail to execute and return a counterpart hereof to the Company, at the address set forth in Section 13 hereof, within sixty (60) days from the Grant Date.
     12. Full Satisfaction/Release of Rights. Any payment or issuance or transfer of shares of Common Stock to the Optionee or his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require the Optionee, legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance or transfer, to execute a release and receipt therefor in such form as it shall determine. The parties acknowledge that this Agreement and the option granted to the Optionee hereunder shall satisfy in full the obligations of the Company under Section 6 of the Employment Agreement relating to the issuance of this option.
     13. Notices. Any notice to the Company relating to this Agreement shall be in writing and delivered in person or by registered mail to the Company at the Company’s main office, 5700 Tennyson Parkway, Suite 100, Plano, TX 75024, or to such other address as may be hereafter specified by the Company, to the attention of its Secretary. All notices to the Optionee or other person or persons then entitled to exercise this option shall be delivered to the Optionee or the Optionee’s address set forth in the records of the Company.
     14. Provisions of the Plan. The provisions of the Plan, the terms of which are hereby incorporated by reference, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.
     15. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.
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     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

RENT-A-CENTER, INC.

By:	/s/ Mitchell E. Fadel

Mitchell E. Fadel, President and COO

/s/ Mark E. Speese

Mark E. Speese, Optionee

5600 Champions Drive

Street Address (No P.O. Box please)

Plano, Texas 75093

City, State and Zip Code